A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A. Armando Ibarra, Jr., C.P.A., JD	Members of the California Society of Certified Public Accountants Members of the American Institute of Certified Public Accountants Registered with the Public Company Accounting Oversight Board

August 4, 2006

To the Board of Directors of
BoysToys.com, Inc.

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of BoysToys.com, Inc., a Delaware corporation (the "Company") and we reported on the balance sheets of the Company for the years ending December 31, 2004 and December 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the years then ended.

On August 4, 2006, we declined to stand for re-election as the independent registered public accounting firm of the Company. Our decision was based upon our firm's decision to discontinue our PCAOB registration.

We have read the Company's statements included under Item 4.01 of its Form 8-K, dated August 4, 2006 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements related to the engagement of Chang G. Park, CPA, Ph.D. as their independent registered public accounting firm.

Sincerely,

/S/  Armando Ibarra
Armando Ibarra, CPA

371 E Street, Chula Vista, CA 91910
Tel: (619) 422-1348	Fax: (619) 422-1465

--------------------------------------------------------------------------